News Release 91	Liberty Star Uranium & Metals Corp.
April 13, 2010	http://www.LibertyStarUranium.com
FOR IMMEDIATE RELEASE	LBSR:OTCBB LBV: Frankfurt

LIBERTY STAR RECEIVES FIRST PHASE ZTEM DATA FROM GEOTECH LTD. ON BIG CHUNK SUPER PROJECT AK, S BLOCK

Tucson, Arizona - April 13, 2010 - Liberty Star Uranium & Metals Corp. (the “Company,” LBSR: OTCBB) is pleased to announce that it has received the full database for the 1D ZTEM geophysical data for all 1,256 line kilometers (780.4 miles) in north-south lines spaced 250 meters apart.  The survey, undertaken over the Company’s Big Chunk Super Project S Block in southwestern Alaska, covered 315.2 sq kilometers (121.7 sq miles).  To date, only one line has had 2D inversion performed on it. That line crosses a circular EM feature consistent with a typical porphyry copper system defined in original testing of the ZTEM system in SE Arizona.  This 2D model shows a typical low responsive area, which could correspond to an ore mineral core zone with a surrounding responsive cylinder representing a pyrite halo typical of porphyry systems.

The remainders of the lines are being processed to yield 2D models.  In addition to the ZTEM data, the Company’s CEO and Chief Geologist, Jim Briscoe, along with other geocontractors, will be analyzing all existing geologic, geochemical and geophysical data sets. The Company’s geological team will also continue working with the geophysicists at Geotech Ltd. (http://geotech.ca/) to identify other circular features that might represent porphyry copper alteration and metallization zones within the Big Chunk Super Project.  More than four of these circular responsive zones have already been identified and appear to be generally associated with geochemical targets reported in NR 90.

Mr. Briscoe comments,” The potential for large discoveries in southwestern Alaska is well known. Liberty Star is aggressively seeking capable joint venture partners to perform the extensive drilling program this substantial set of targets requires.” Geosciences/Mining professionals may contact Mr. Briscoe directly: 520-721-1375 or JBriscoe@LibertyStarUranium.com.

For the board of directors,
“James A. Briscoe”
James A. Briscoe, P. Geo.
President & CEO
Liberty Star Uranium Corp.

SAFE HARBOR STATEMENT
Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include: that the company believes that data received to date could correspond to an ore mineral core zone with a surrounding responsive cylinder; and that. Other circular features might represent porphyry copper alteration and metallization zones. Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; we may not locate or agree to terms with potential partners for their incurring of exploration costs (which is essential to us), we may not be able to get equipment or labor as we need it; we may not be able to raise sufficient funds to complete our intended exploration or carry on operations; that because we are behind in payments, our creditors could seize our assets including our mineral properties; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

About the Liberty Star
Please refer to our web site at htpp://www.LibertyStarUranium.com

Contact:
Tracy Myers
Investor Relations
Liberty Star Uranium & Metals Corp.
520-731-8786
info@LibertyStarUranium.com